Filed pursuant to Rule 433
Registration Statement No. 333-133486
Registration Statement No. 333-134229
May 17, 2006
FREE WRITING PROSPECTUS DATED MAY 17, 2006
Thomas Weisel Partners Group, Inc.
5,350,000 Shares
Common Stock
$22 per share

THE OFFERING

Common Stock offered by us.	2,779,402 shares

Common Stock offered by the selling stockholders.	2,570,598 shares

Common Stock to be outstanding after this offering.	25,041,112 shares

Underwriter’s option to purchase additional shares from us.	802,500 shares

	Per Share	Total
Public offering price	$22.00	$117,700,000
Underwriting discount	$1.21	$6,473,500
Proceeds, before expenses, to us.	$20.79	$57,783,768
Proceeds, before expenses, to the selling stockholders	$20.79	$53,442,732
SELLING STOCKHOLDERS
Since the filing on May 9, 2006 by Thomas Weisel Partners Group, Inc. (the “Company”) of Amendment No. 1 to the Registration Statement on Form S-1 (file No. 333-133486) (the “Registration Statement”) to which this offering and communication relates, certain changes have occurred with respect to the information under the heading “Principal and Selling Stockholders” in the Registration Statement. The changes are as follows:
•	25,000 shares of Common Stock are now being offered for sale by Mark J. Roberts, a current partner of the Company;
•	an additional 27,056 shares of Common Stock are now being offered for sale by Gordon P. Hodge, a current partner of the Company, in addition to the 7,944 shares of Common Stock previously listed in the Registration Statement as being offered for sale by Gordon P. Hodge;
•	an additional 21,850 shares of Common Stock are now being offered for sale by Wyatt Weisel in addition to the 13,553 shares of Common Stock previously listed in the Registration Statement as being offered for sale by Wyatt Weisel; and
•	the Unger Luchsinger Family Trust (the “Trust”), and the 3,308 shares of Common Stock offered by the Trust, have been removed from the table under the heading “Principal and Selling Stockholders” in the Registration Statement.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 933-3445.